As filed with the Securities and Exchange Commission on January 23, 2026

Registration No. 333-278324

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITY OFFICE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	98-1141883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

666 Burrard Street, Suite 3210

Vancouver, British Columbia, V6C 2X8

(604) 806-3366

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Maretic

Chief Financial Officer, Treasurer and Secretary

City Office REIT, Inc.

666 Burrard Street, Suite 3210

Vancouver, British Columbia, V6C 2X8

(604) 806-3366

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jon Venick

Penny J. Minna

DLA Piper LLP (US)

Harbor East

650 S. Exeter Street, Suite 1100

Baltimore, Maryland

(410) 580-4228

Approximate date of commencement of proposed sale to the public: Not applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (No 333-278324) (the “Registration Statement”), initially filed by City Office REIT, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on March 28, 2024 and as amended by the Pre-Effective Amendment No. 1 thereto filed by the Company with the SEC on October 11, 2024, pertaining to the registration of up to an aggregate of $500,000,000 of the Company’s common stock, preferred stock, debt securities, warrants, units, and or any combination of the foregoing (collectively, the “securities”).

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 23, 2025, among the Company, MCME Carell Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”) and a wholly owned subsidiary of MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), the Company was merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Parent.

The Merger was consummated on January 9, 2026 (the “Effective Time”), pursuant to the Articles of Merger filed with the Secretary of State of the State of Maryland. In connection with the completion of the Merger, the Company terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida, on January 23, 2026.

MCME CARELL MERGER SUB, LLC as successor to CITY OFFICE REIT, INC.

By:	/s/ Mukang Cho
	Name:	Mukang Cho
	Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.